PROSPECTUS SUPPLEMENT

(To prospectus dated September 4, 2014)

POSTROCK ENERGY CORPORATION

$3,800,000

Common Stock

This prospectus supplement and the accompanying prospectus relate to the issuance and sale of shares of our common stock from time to time having an aggregate offering price of up to $3,800,000 through our sales agent, MLV & Co. LLC.  These sales, if any, will be made pursuant to the terms of the At-The-Market Issuance Sales Agreement entered into between us and our sales agent.  Our sales agreement is limited to the sale of up to a number of shares of common stock with an initial offering price not to exceed the amount that can be sold under the effective registration statement.  As of the date of this prospectus supplement, such amount is limited by General Instruction I.B.6 of Form S-3 to approximately $3.9 million for the 12 calendar month period that ends on and includes the date of this prospectus supplement (based on 2,001,324 shares of our common stock not held by affiliates outstanding as of February 3, 2015 and a price per share of $5.85, which was the closing price of our common stock on the NASDAQ Global Market on February 9, 2015).  As of the date of this prospectus supplement, we have not sold any securities pursuant to General Instruction I.B.6 of Form S-3 during the prior 12 calendar month period that ends on and includes the date of this prospectus supplement.

Our common stock is quoted on the NASDAQ Global Market under the symbol “PSTR.”  On February 9, 2015, the last reported sales price of our common stock on the NASDAQ Global Market was $5.85 per share.  Sales of shares of our common stock under this prospectus supplement and the accompanying prospectus, if any, may be made by any method permitted by law deemed to be an “at-the-market” offering as defined in Rule 415 under the Securities Act of 1933, as amended, or the Securities Act, which includes sales made directly on the NASDAQ Global Market, on any other existing trading market for our common stock or to or through a market maker, or in privately negotiated transactions, subject to our approval.  The sales agent will make all sales using commercially reasonable efforts consistent with its normal trading and sales practices, on mutually agreeable terms between the sales agent and us.  There is no arrangement for funds to be received in any escrow, trust or similar arrangement.

The commission to the sales agent for sales of our common stock pursuant to the sales agreement will be 3% of the gross proceeds from the sales.  The net proceeds to us that we receive from sales of our common stock will depend on the number of shares actually sold and the offering price for such shares.

In connection with the sale of common stock on our behalf, the sales agent is an “underwriter” within the meaning of the Securities Act, and the compensation of the sales agent may be deemed to be underwriting commissions or discounts.  We have agreed to provide indemnification and contribution to the sales agent against certain liabilities, including liabilities under the Securities Act.

Investing in our common stock involves risks. Please carefully review the information under the heading “Risk Factors” on page 1 of the accompanying prospectus.  Risks associated with any investment in our common stock are described in our filings with the Securities and Exchange Commission.

 Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined whether this prospectus is truthful or complete.  Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is February 10, 2015.

TABLE OF CONTENTS

PROSPECTUS SUPPLEMENT
About This Prospectus Supplement	S-1
Prospectus Supplement Summary	S-2
Use of Proceeds	S-2
Dividend Policy	S-2
Plan of Distribution	S-3
Legal Matters	S-3

PROSPECTUS
About PostRock Energy Corporation	1
Risk Factors	1
Forward-Looking Information	1
Use of Proceeds	2
Ratio of Earnings to Fixed Charges and Preferred Stock Dividends	2
Description of Debt Securities	3
Description of Capital Stock	10
Description of Warrants	14
Plan of Distribution	14
Legal Matters	16
Experts	16
Where You Can Find More Information	16

ABOUT THIS PROSPECTUS SUPPLEMENT

This document is in two parts. The first part is this prospectus supplement, which describes the terms of this offering of our common stock and supplements information contained in the accompanying prospectus and the documents incorporated by reference into the accompanying prospectus. The second part is the accompanying prospectus, which gives more general information about us and the securities we may offer from time to time under our shelf registration statement. To the extent there is a conflict between the information contained in this prospectus supplement, on the one hand, and the information contained in the accompanying prospectus, on the other hand, the information in this prospectus supplement shall control.

 You should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not authorized anyone to provide you with additional or different information. This prospectus supplement and the accompanying prospectus may only be used where it is legal to sell the offered securities. You should assume that the information in this prospectus supplement and the accompanying prospectus is accurate only as of the date on the front cover of the document and that the information incorporated by reference is accurate only as of the date the respective information was filed with the Securities and Exchange Commission. Our business, financial condition, results of operations and prospects may have changed since those dates.

PROSPECTUS SUPPLEMENT SUMMARY

About PostRock Energy Corporation

We are an independent oil and gas company engaged in the acquisition, exploration, development, production and gathering of crude oil and natural gas. Our primary production activity is focused in the Cherokee Basin, a 15-county region in southeastern Kansas and northeastern Oklahoma, and central Oklahoma.  We also have minor oil and gas producing properties in the Appalachian Basin.

The Offering

Common stock offered by us pursuant to this prospectus supplement:	Shares having an aggregate offering price of up to $3,800,000.
Manner of offering:	“At-the-market” offering that may be made from time to time through our agent, MLV & Co. LLC. See “Plan of Distribution” on page S-2.
Use of proceeds:	We intend to use the net proceeds of this offering for general corporate purposes. See “Use of Proceeds” on page S-1.
NASDAQ Global Market symbol:	PSTR

USE OF PROCEEDS

We expect to use the net proceeds from the sale of common stock offered by us under this prospectus supplement for general corporate purposes. These purposes may include:

•	capital expenditures;
•	acquisitions;
•	working capital; and
•	repayment, refinancing or redemption of indebtedness or other securities.

Pending any specific application, we may initially invest funds in short-term marketable securities or apply them to the reduction of short-term indebtedness.

DIVIDEND POLICY

The payment of dividends on our common stock is within the discretion of our board of directors and is dependent upon various factors, including general economic and business conditions, our strategic plans, our financial results and condition, legal requirements and other factors that our board of directors deems relevant.  We have not declared or paid any dividends on our common stock since becoming a public company in March 2010 and do not anticipate paying any dividends on our common stock in the foreseeable future. Our credit facilities and our Series A preferred stock contain restrictions on our ability to pay cash dividends on our common stock, and we may also enter into credit agreements or other borrowing arrangements in the future that will restrict our ability to declare or pay cash dividends on our common stock.

PLAN OF DISTRIBUTION

We have entered into an At-The-Market Issuance Sales Agreement with MLV & Co. LLC, or MLV, under which we may sell shares of common stock from time to time through MLV, as our non-exclusive agent, in an aggregate amount not to exceed the amount that can be sold under the registration statement. MLV may sell the shares of common stock by any method permitted by law deemed to be an “at the market” offering as defined in Rule 415 of the Securities Act, including without limitation sales made directly on the NASDAQ Global Market, on any other existing trading market for the common stock or to or through a market maker.  MLV may also sell shares of our common stock in privately negotiated transactions, subject to our prior approval.

Each time that we wish to issue and sell shares of common stock under the sales agreement, we will provide MLV with a placement notice describing the number of shares to be issued, the time period during which sales are requested to be made, any limitation on the number of shares that may be sold in any one day and any minimum price below which sales may not be made.

Upon receipt of a placement notice from us, and subject to the terms and conditions of the sales agreement, MLV has agreed to use its commercially reasonable efforts consistent with its normal trading and sales practices to sell such shares up to the amount specified in such terms.  Unless otherwise specified, the settlement between us and MLV of shares of our common stock will occur on the third trading day following the date on which the sale was made.  The obligation of MLV under the sales agreement to sell our common stock pursuant to a placement notice is subject to various conditions.  There is no arrangement for funds to be received in any escrow, trust or similar arrangement.

The commission to MLV for sales of our common stock pursuant to the sales agreement will be 3% of the gross proceeds from the sales.  Because there is no minimum offering amount required as a condition to closing this offering, the actual total public offering amount, commissions and proceeds to us, if any, are not determinable at this time.  We estimate that the total expenses for the offering, excluding compensation payable to MLV under the terms of the sales agreement, will be approximately $75,000.

In connection with the sale of shares of our common stock contemplated in this prospectus supplement and the accompanying prospectus, MLV is an “underwriter” within the meaning of the Securities Act and the compensation paid to MLV may be deemed to be underwriting commissions or discounts.  We have agreed to indemnify MLV against certain civil liabilities, including liabilities under the Securities Act.

Sales of shares of our common stock as contemplated in this prospectus supplement and the accompanying prospectus will be settled through the facilities of The Depository Trust Company or by such other means as we and MLV may agree upon.

The offering of shares of our common stock pursuant to the sales agreement will terminate on the earliest of (1) the sale of all of our shares of common stock subject to the sales agreement or (2) the termination of the sales agreement as provided therein.

MLV and its affiliates may in the future provide various investment banking and other financial services for us and our affiliates, for which services they may in the future receive customary fees. To the extent required by Regulation M, MLV will not engage in any market-making activities involving our common stock while the offering is ongoing under this prospectus supplement.

LEGAL MATTERS

Certain legal matters in connection with this offering will be passed upon for us by Baker Botts L.L.P., Houston, Texas.  MLV & Co. LLC is being represented in connection with this offering by LeClairRyan, A Professional Corporation, New York, New York.

PROSPECTUS

POSTROCK ENERGY CORPORATION

$100,000,000

Common Stock

Preferred Stock

Debt Securities

Warrants

We may issue and sell from time to time securities described in this prospectus for a total initial offering price of up to $100,000,000. We will provide the specific terms of these offerings and the securities in supplements to this prospectus.  You should read this prospectus and any prospectus supplement carefully before you invest.  Our shares of common stock are listed on the NASDAQ Global Market under the symbol “PSTR.”  The last reported sale price of our common stock on August 20, 2014, as reported by the NASDAQ, was $1.21 per share.

As of July 8, 2014, the aggregate market value of our outstanding common stock held by non-affiliates was $29,918,922, based on 30,930,166 shares of outstanding common stock, of which 19,554,740 were held by non-affiliates, and the last reported sale price of our common stock on that day of $1.53 per share. As of the date of this prospectus, we have not sold any securities pursuant to General Instruction I.B.6 of Form S-3 during the prior 12 calendar month period that ends on and includes the date of this prospectus.

Investing in our securities involves risks. Please carefully review the information under the heading “Risk Factors” on page 1. In addition, risks associated with any investment in our securities may be described in the applicable prospectus supplement and certain of our filings with the Securities and Exchange Commission, as described in “Risk Factors” on page 1.

 Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined whether this prospectus is truthful or complete.  Any representation to the contrary is a criminal offense.

The date of this prospectus is September 4, 2014

TABLE OF CONTENTS

Page

About PostRock Energy Corporation	1
Risk Factors	1
Forward-Looking Information	1
Use of Proceeds	2
Ratio of Earnings to Fixed Charges and Preferred Stock Dividend Requirements	2
Description of Debt Securities	3
Description of Capital Stock	10
Description of Warrants	14
Plan of Distribution	14
Legal Matters	16
Experts	16
Where You Can Find More Information	16

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we have filed with the Securities and Exchange Commission using a “shelf” registration process.  Under this shelf registration process, we may offer any combination of the securities described in this prospectus in one or more offerings with a total initial offering price of up to $100,000,000. This prospectus provides you with a general description of the securities we may offer.  Each time we use this prospectus to offer securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering and the securities being offered.  The prospectus supplement may also add to, update or change the information contained in this prospectus.  You should read both this prospectus and any prospectus supplement together with additional information described under the heading “Where You Can Find More Information.”

You should rely only on the information contained or incorporated by reference in this prospectus and any prospectus supplement.  We have not authorized anyone to provide you with additional or different information.  This prospectus may only be used where it is legal to sell the offered securities.  You should assume that the information in this prospectus is accurate only as of the date on the front cover of this prospectus and that the information incorporated by reference in this prospectus is accurate only as of the date the respective information was filed with the Securities and Exchange Commission.  Our business, financial condition, results of operations and prospects may have changed since those dates.

ABOUT POSTROCK ENERGY CORPORATION

We are an independent oil and gas company engaged in the acquisition, exploration, development, production and gathering of crude oil and natural gas.  Our primary production activity is focused in the Cherokee Basin, a 15-county region in southeastern Kansas and northeastern Oklahoma, and Central Oklahoma.  We also have minor oil and gas producing properties in the Appalachian Basin.

Our executive offices are located at 210 Park Avenue, Oklahoma City, Oklahoma 73102, and our telephone number is (405) 600-7704.

RISK FACTORS

An investment in our securities involves a high degree of risk. You should carefully consider the risks described in our filings with the SEC referred to under the heading “Where You Can Find More Information,” as well as the risks included and incorporated by reference in this prospectus, including the risk factors incorporated by reference herein from our most recent annual report on Form 10-K and quarterly reports on Form 10-Q and from other reports and documents we file with the SEC after the date of this prospectus and that are incorporated by reference herein, together with all of the other information included in this prospectus, the applicable prospectus supplement and the documents we incorporate by reference.

If any of these risks were to occur, our business, financial condition, results of operations or cash flows could be adversely affected.  You could lose all or part of your investment. When we offer and sell any securities pursuant to a prospectus supplement, we may include additional risk factors relevant to that offering in the prospectus supplement.

FORWARD-LOOKING INFORMATION

This prospectus, including the information we incorporate by reference, contains various statements, including those that express a belief, expectation, or intention, as well as those that are not statements of historical fact, which are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements include those regarding projections and estimates concerning the timing and success of specific projects; financial position; business strategy; budgets; amount, nature and timing of capital expenditures; drilling of wells and construction of pipeline infrastructure; acquisition and development of oil and natural gas properties and related pipeline infrastructure; timing and amount of future production of oil and natural gas; operating costs and other expenses; estimated future net revenues from oil and natural gas reserves and the present value thereof; cash flow and anticipated liquidity; funding of our capital expenditures; ability to meet our debt service obligations; and other plans and objectives for future operations.

When we use the words “believe,” “intend,” “expect,” “may,” “will,” “should,” “anticipate,” “could,” “estimate,” “plan,” “predict,” “project,” or their negatives, or other similar expressions, the statements which include those words are usually forward-looking statements. When we describe strategy that involves risks or uncertainties, we are making forward-looking statements. The factors impacting these risks and uncertainties include, but are not limited to, the risks and uncertainties described under “Risk Factors” above and in our most recent annual report on Form 10-K and quarterly reports on Form 10-Q and the following:

•	current weak economic conditions;
•	volatility of oil and natural gas prices;
•	increases in the cost of drilling, completion and gas gathering or other costs of developing and producing our reserves;
•	our debt covenants;
•	access to capital, including debt and equity markets;
•	results of our hedging activities;
•	drilling, operational and environmental risks; and
•	regulatory changes and litigation risks.

We have based these forward-looking statements on our current expectations and assumptions about future events. The forward-looking statements in this prospectus speak only as of the date of this prospectus; we disclaim any obligation to update these statements unless required by securities law, and we caution you not to rely on them unduly. Readers are urged to carefully review and consider the various disclosures made by us in our reports filed with the SEC, which attempt to advise interested parties of the risks and factors that may affect our business, financial condition, results of operation and cash flows. If one or more of these risks or uncertainties materialize, or if the underlying assumptions prove incorrect, our actual results may vary materially from those expected or projected.

USE OF PROCEEDS

Unless we inform you otherwise in an applicable prospectus supplement, we expect to use the net proceeds from the sale of securities offered by us under this prospectus for general corporate purposes.  These purposes may include:

•	capital expenditures;
•	acquisitions;
•	working capital; and
•	repayment, refinancing or redemption of indebtedness or other securities.

Pending any specific application, we may initially invest funds in short-term marketable securities or apply them to the reduction of short-term indebtedness.

RATIO OF EARNINGS TO FIXED CHARGES AND PREFERRED STOCK DIVIDEND REQUIREMENTS

	Predecessor		Successor
	Year ended December 31,	January 1, to March 5,	March 6, to December 31,	Year ended December 31,			Six months ended
	2009	2010	2010	2011	2012	2013	June 30, 2014
Ratio of earnings to fixed charges	(1)	5.2x	3.3x	2.7x	(1)	(1)	(1)
Ratio of earnings to fixed charges and preferred stock dividends	(1)	5.2x	3.0x	1.5x	(1)	(1)	(1)

(1) Due to our loss for 2009, our earnings were insufficient to cover our fixed charges by $235.7 million. Due to our losses for the six months ended June 30, 2014 and for 2013 and 2012, our earnings were insufficient to cover (i) our fixed charges by $12.3 million, $8.9 million and $44.7 million, respectively, and (ii) our fixed charges and preferred stock dividend requirements by $20.2 million, $23.3 million and $55.7 million, respectively.

We have computed the ratio of earnings to fixed charges by dividing earnings by fixed charges. For this purpose, “earnings” includes income (loss) from continuing operations before income taxes adjusted for (i) amortization of capitalized interest and (ii) fixed charges (excluding capitalized interest). “Fixed charges” consists of interest expense (including interest capitalized during the period), amortization of deferred financing costs and the portion of rent expense we believe is representative of the interest factor.  Combined fixed charges and preferred stock dividend requirements consist of fixed charges, as defined above, and the amount of dividends required on our outstanding preferred stock, and accretion of the carrying value of our outstanding preferred stock.  We had no preferred stock outstanding in any period presented prior to the third quarter of 2010.

DESCRIPTION OF DEBT SECURITIES

The debt securities covered by this prospectus will be our general unsecured obligations.  We will issue senior debt securities under an indenture to be entered into between us and a trustee we will name in the prospectus supplement relating to senior debt securities.  We refer to this indenture as the senior indenture.  We will issue subordinated debt securities under an indenture to be entered into between us and a trustee we will name in the prospectus supplement relating to subordinated debt securities.  We refer to this indenture as the subordinated indenture.  We refer to the senior indenture and the subordinated indenture collectively as the indentures.  The indentures will be substantially identical, except for provisions relating to subordination.

We have summarized material provisions of the indentures and the debt securities below.  This summary is not complete.  We have filed the forms of indentures with the SEC as exhibits to the registration statement, and you should read the indentures for provisions that may be important to you.  Please read “Where You Can Find More Information.”

In this summary description of the debt securities, unless we state otherwise or the context clearly indicates otherwise, all references to “we,” “us” or “our” refer to PostRock Energy Corporation  only and not to any of its subsidiaries.

General

Neither indenture limits the amount of debt securities that may be issued under that indenture, and neither limits the amount of other unsecured debt or securities that we may issue.  We may issue debt securities under the indentures from time to time in one or more series, each in an amount authorized prior to issuance.

The senior debt securities will constitute our senior unsecured indebtedness and will rank equally in right of payment with all of our other unsecured and unsubordinated debt and senior in right of payment to all of our subordinated indebtedness.  The senior debt securities will be effectively subordinated to, and thus have a junior position to, our secured indebtedness with respect to the assets securing that indebtedness.  The subordinated debt securities will rank junior to all of our senior indebtedness and may rank equally with or senior to other subordinated indebtedness we may issue from time to time.

We currently conduct our operations through subsidiaries, and our operating income and cash flow are generated by our subsidiaries.  As a result, cash we obtain from our subsidiaries is the principal source of funds necessary to meet our debt service obligations.  Contractual provisions or laws, as well as our subsidiaries’ financial condition and operating requirements, may limit our ability to obtain cash from our subsidiaries that we require to pay our debt service obligations, including payments on the debt securities.  In addition, holders of the debt securities will have a junior position to the claims of creditors, including trade creditors and tort claimants, of our subsidiaries on their assets and earnings.

Neither indenture contains any covenants or other provisions designed to protect holders of the debt securities in the event we participate in a highly leveraged transaction or upon a change of control.  The indentures also do not contain provisions that give holders of the debt securities the right to require us to repurchase their securities in the event of a decline in our credit rating for any reason, including as a result of a takeover, recapitalization or similar restructuring or otherwise.

Terms

The prospectus supplement relating to any series of debt securities being offered will include specific terms relating to the offering.  These terms will include some or all of the following:

•	whether the debt securities will be senior or subordinated debt securities;
•	the price at which we will issue the debt securities;
•	the title of the debt securities;
•	the total principal amount of the debt securities;

•	whether we will issue the debt securities in individual certificates to each holder or in the form of temporary or permanent global securities held by a depositary on behalf of holders;
•	the date or dates on which the principal of and any premium on the debt securities will be payable;
•	any interest rate, the date from which interest will accrue, interest payment dates and record dates for interest payments;
•	whether and under what circumstances we will pay any additional amounts with respect to the debt securities;
•	the place or places where payments on the debt securities will be payable;
•	any provisions for optional redemption or early repayment;
•	any sinking fund or other provisions that would obligate us to redeem, purchase or repay the debt securities;
•	the denominations in which we will issue the debt securities if other than $1,000 and integral multiples of $1,000;
•	whether payments on the debt securities will be payable in foreign currency or currency unit or another form and whether payments will be payable by reference to any index or formula;
•	the portion of the principal amount of debt securities that will be payable if the maturity is accelerated, if other than the entire principal amount;
•	any additional means of defeasance of the debt securities, any additional conditions or limitations to defeasance of the debt securities or any changes to those conditions or limitations;
•	any changes or additions to the events of default or covenants described in this prospectus;
•	any restrictions or other provisions relating to the transfer or exchange of debt securities;
•	any terms for the conversion or exchange of the debt securities for other securities;
•	with respect to the subordinated indenture, any changes to the subordination provisions for the subordinated debt securities; and
•	any other terms of the debt securities not inconsistent with the applicable indenture.

We may sell the debt securities at a discount, which may be substantial, below their stated principal amount.  These debt securities may bear no interest or interest at a rate that at the time of issuance is below market rates.  If we sell these debt securities, we will describe in the prospectus supplement any material United States federal income tax consequences and other special considerations.

If we sell any of the debt securities for any foreign currency or currency unit or if payments on the debt securities are payable in any foreign currency or currency unit, we will describe in the prospectus supplement the restrictions, elections, tax consequences, specific terms and other information relating to those debt securities and the foreign currency or currency unit.

Subordination

Under the subordinated indenture, payment of the principal of and any premium and interest on the subordinated debt securities will generally be subordinated and junior in right of payment to the prior payment in full of all Senior Debt (as defined below).  Unless we inform you otherwise in the prospectus supplement, we may not make any payment of principal of or any premium or interest on the subordinated debt securities if:

•	we fail to pay the principal, interest, premium or any other amounts on any Senior Debt when due; or

•

we default in performing any other covenant (a “covenant default”) on any Senior Debt that we have designated if the covenant default allows the holders of that Senior Debt to accelerate the maturity of the Senior Debt they hold.

Unless we inform you otherwise in the prospectus supplement, a covenant default will prevent us from paying the subordinated debt securities only for up to 179 days after holders of the designated Senior Debt give the trustee for the subordinated debt securities notice of the covenant default.

The subordination does not affect our obligation, which is absolute and unconditional, to pay, when due, the principal of and any premium and interest on the subordinated debt securities.  In addition, the subordination does not prevent the occurrence of any default under the subordinated indenture.

The subordinated indenture does not limit the amount of Senior Debt that we may incur.  As a result of the subordination of the subordinated debt securities, if we become insolvent, holders of subordinated debt securities may receive less on a proportionate basis than other creditors.

Unless we inform you otherwise in the prospectus supplement, “Senior Debt” will mean all of our indebtedness, including guarantees, unless the indebtedness states that it is not senior to the subordinated debt securities or our other junior debt.  Senior Debt with respect to a series of subordinated debt securities could include other series of debt securities issued under the subordinated indenture.

Consolidation, Merger and Sales of Assets

The indentures generally permit a consolidation or merger involving us.  They also permit us to sell, lease, convey, assign, transfer or otherwise dispose of all or substantially all of our assets.  We have agreed, however, that we will not consolidate with or merge into any entity or sell, lease, convey, assign, transfer or dispose of all or substantially all of our assets to any entity unless:

(1)	either
•	we are the continuing entity, or
•

if we are not the continuing entity, the resulting entity is organized under the laws of any United States jurisdiction and assumes by a supplemental indenture the due and punctual payments on the debt securities and the performance of our covenants and obligations under the indentures, and

(2)	immediately after giving effect to the transaction, no default or event of default under the indentures has occurred and is continuing or would result from the transaction.

This covenant will not apply to any merger of another entity into us.  Upon any transaction of the type described in and effected in accordance with this section, the resulting entity will succeed to and be substituted for us and may exercise all of our rights and powers under the applicable indenture and the debt securities with the same effect as if the resulting entity had been named as us in the indenture. In the case of any asset transfer or disposition other than a lease, when the resulting entity assumes all of our obligations and covenants under the applicable indenture and the debt securities, we will be relieved of all such obligations.

Events of Default

Unless we inform you otherwise in the applicable prospectus supplement, the following are events of default with respect to a series of debt securities:

•	our failure to pay interest on any debt security of that series for 30 days when due;
•	our failure to pay principal of or any premium on any debt security of that series when due;
•	our failure to deposit any sinking fund payment for 30 days when due;
•

our failure to comply with any covenant or agreement in that series of debt securities or the applicable indenture (other than an agreement or covenant that has been included in the indenture solely for the benefit of other series of debt securities) for 90 days after written notice by the trustee or by the holders of at least 25% in principal amount of the outstanding debt securities issued under that indenture that are affected by that failure;

•	specified events involving bankruptcy, insolvency or reorganization of us; and
•	any other event of default provided for that series of debt securities.

A default under one series of debt securities will not necessarily be a default under any other series.  If a default or event of default for any series of debt securities occurs, is continuing and is known to the trustee, the trustee will notify the holders of applicable debt securities within 90 days after it occurs. The trustee may withhold notice to the holders of the debt securities of any default or event of default, except in any payment on the debt securities, if the trustee in good faith determines that withholding notice is in the interests of the holders of those debt securities.

If an event of default for any series of debt securities occurs and is continuing, the trustee or the holders of at least 25% in principal amount of the outstanding debt securities of the series affected by the default (or, in some cases, 25% in principal amount of all debt securities issued under the applicable indenture that are affected, voting as one class) may declare the principal of and all accrued and unpaid interest on those debt securities to be due and payable immediately.  If an event of default relating to certain events of bankruptcy, insolvency or reorganization of our company occurs, the principal of and accrued and unpaid interest on all the debt securities issued under the applicable indenture will become immediately due and payable without any action on the part of the trustee or any holder.  At any time after a declaration of acceleration has been made, the holders of a majority in principal amount of the outstanding debt securities of the series affected by the default (or, in some cases, of all debt securities issued under the applicable indenture that are affected, voting as one class) may in some cases rescind this accelerated payment requirement and its consequences.

A holder of a debt security of any series issued under an indenture may pursue any remedy under that indenture only if:

•	the holder gives the trustee written notice of a continuing event of default with respect to that series;
•	the holders of at least 25% in principal amount of the outstanding debt securities of that series make a written request to the trustee to pursue the remedy;
•	the holders offer to the trustee indemnity satisfactory to the trustee against any loss, liability or expense;
•	the trustee does not comply with the request within 60 days after receipt of the request and offer of indemnity; and
•	during that 60-day period, the holders of a majority in principal amount of the debt securities of that series do not give the trustee a direction inconsistent with the request.

This provision does not, however, affect the right of a holder of a debt security to sue for enforcement of any overdue payment.

In most cases, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request or direction of any of the holders unless those holders have offered to the trustee indemnity satisfactory to it. Subject to this provision for indemnification, the holders of a majority in principal amount of the outstanding debt securities of a series (or of all debt securities issued under the applicable indenture that are affected, voting as one class) generally may direct the time, method and place of:

•	conducting any proceeding for any remedy available to the trustee; or
•	exercising any trust or power conferred on the trustee relating to or arising as a result of an event of default.

If an event of default occurs and is continuing, the trustee will be required to use the degree of care and skill of a prudent person in the conduct of his own affairs.

The indentures require us to furnish to the trustee annually a statement as to our performance of certain of our obligations under the indentures and as to any default in performance.

Modification and Waiver

We and the trustee may supplement or amend each indenture with the consent of the holders of at least a majority in principal amount of the outstanding debt securities of all series issued under that indenture that are affected by the amendment or supplement (voting as one class).  Without the consent of the holder of each debt security affected, however, no modification may:

•	reduce the amount of debt securities whose holders must consent to an amendment, supplement or waiver;
•	reduce the rate of or change the time for payment of interest on the debt security;
•	reduce the principal of the debt security or change its stated maturity;
•	reduce any premium payable on the redemption of the debt security or change the time at which the debt security may or must be redeemed;
•	change any obligation to pay additional amounts on the debt security;
•	make payments on the debt security payable in currency other than as originally stated in the debt security;
•	impair the holder’s right to institute suit for the enforcement of any payment on or with respect to the debt security;
•

make any change in the percentage of principal amount of debt securities necessary to waive compliance with certain provisions of the indenture or to make any change in the provision related to modification;

•	with respect to the subordinated indenture, modify the provisions relating to the subordination of any subordinated debt security in a manner adverse to the holder of that security;
•	waive a continuing default or event of default regarding any payment on the debt securities; or
•	if applicable, make any change that materially and adversely affects the right to convert any debt security.

We and the trustee may supplement or amend each indenture or waive any provision of that indenture  without the consent of any holders of debt securities issued under that indenture in certain circumstances, including:

•	to cure any ambiguity, omission, defect or inconsistency;
•	to provide for the assumption of our obligations under the indenture by a successor upon any merger, consolidation or asset transfer permitted under the indenture;
•	to provide for uncertificated debt securities in addition to or in place of certificated debt securities or to provide for bearer debt securities;
•	to provide any security for, or to add any guarantees of or obligors on, any series of debt securities;
•	to comply with any requirement to effect or maintain the qualification of that indenture under the Trust Indenture Act of 1939;
•	to add covenants that would benefit the holders of any debt securities or to surrender any rights we have under the indenture;

•	to add events of default with respect to any series of debt securities;
•	to make any change that does not adversely affect any outstanding debt securities of any series issued under that indenture in any material respect; and
•	to establish the form or terms of any debt securities and to accept the appointment of a successor trustee, each as permitted under the indenture.

The holders of a majority in principal amount of the outstanding debt securities of any series (or, in some cases, of all debt securities issued under the applicable indenture that are affected, voting as one class) may waive any existing or past default or event of default with respect to those debt securities.  Those holders may not, however, waive any default or event of default in any payment on any debt security or compliance with a provision that cannot be amended or supplemented without the consent of each holder affected.

Defeasance and Discharge

Defeasance.  When we use the term defeasance, we mean discharge from some or all of our obligations under an indenture. If we deposit with the trustee under an indenture any combination of money or government securities sufficient to make payments on the debt securities of a series issued under that indenture on the dates those payments are due, then, at our option, either of the following will occur:

•	we will be discharged from our obligations with respect to the debt securities of that series (“legal defeasance”); or
•

we will no longer have any obligation to comply with specified restrictive covenants with respect to the debt securities of that series, the covenant described under “—Consolidation, Merger and Sales of Assets” and other specified covenants under the applicable indenture, and the related events of default will no longer apply (“covenant defeasance”).

If a series of debt securities is defeased, the holders of the debt securities of that series will not be entitled to the benefits of the applicable indenture, except for obligations to register the transfer or exchange of debt securities, replace stolen, lost or mutilated debt securities or maintain paying agencies and hold money for payment in trust. In the case of covenant defeasance, our obligation to pay principal, premium and interest on the debt securities will also survive.

Unless we inform you otherwise in the prospectus supplement, we will be required to deliver to the trustee an opinion of counsel that the deposit and related defeasance would not cause the holders of the debt securities to recognize income, gain or loss for U.S. federal income tax purposes and that the holders would be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if the deposit and related defeasance had not occurred.  If we elect legal defeasance, that opinion of counsel must be based upon a ruling from the United States Internal Revenue Service or a change in law to that effect.

Under current U.S. federal income tax law, legal defeasance would likely be treated as a taxable exchange of debt securities to be defeased for interests in the defeasance trust.  As a consequence, a United States holder would recognize gain or loss equal to the difference between the holder’s cost or other tax basis for the debt securities and the value of the holder’s interest in the defeasance trust, and thereafter would be required to include in income a share of the income, gain or loss of the defeasance trust.  Under current U.S. federal income tax law, covenant defeasance would not be treated as a taxable exchange of such debt securities.

Satisfaction and Discharge.  In addition, an indenture will cease to be of further effect with respect to the debt securities of a series issued under that indenture, subject to exceptions relating to compensation and indemnity of the trustee under that indenture and repayment to us of excess money or government securities, when:

•	either

—all outstanding debt securities of that series have been delivered to the trustee for cancellation; or

—all outstanding debt securities of that series not delivered to the trustee for cancellation either:

•	have become due and payable,
•	will become due and payable at their stated maturity within one year, or
•	are to be called for redemption within one year; and
•	we have deposited with the trustee any combination of money or government securities in trust sufficient to pay the entire indebtedness on the debt securities of that series when due; and
•	we have paid all other sums payable by us with respect to the debt securities of that series.

Governing Law

New York law will govern the indentures and the debt securities.

The Trustees

We will name the trustee under the applicable indenture in the prospectus supplement.  Each indenture contains limitations on the right of the trustee, if it or any of its affiliates is then our creditor, to obtain payment of claims or to realize on certain property received for any such claim, as security or otherwise.  The trustee and its affiliates are permitted to engage in other transactions with us.  If, however, the trustee acquires any conflicting interest, it must eliminate that conflict or resign within 90 days after ascertaining that it has a conflicting interest and after the occurrence of a default under the applicable indenture, unless the default has been cured, waived or otherwise eliminated within the 90-day period.

Payment and Paying Agents

Unless we inform you otherwise in a prospectus supplement, we will make payments on the debt securities in U.S. dollars at the office of the trustee and any paying agent.  At our option, however, payments may be made by wire transfer for global debt securities or by check mailed to the address of the person entitled to the payment as it appears in the security register.  Unless we inform you otherwise in a prospectus supplement, we will make interest payments to the person in whose name the debt security is registered at the close of business on the record date for the interest payment.

Unless we inform you otherwise in a prospectus supplement, the trustee under the applicable indenture will be designated as the paying agent for payments on debt securities issued under that indenture.  We may at any time designate additional paying agents or rescind the designation of any paying agent or approve a change in the office through which any paying agent acts.

If the principal of or any premium or interest on debt securities of a series is payable on a day that is not a business day, the payment will be made on the following business day.  For these purposes, unless we inform you otherwise in a prospectus supplement, a “business day” is any day that is not a Saturday, a Sunday or a day on which banking institutions in any of New York, New York or a place of payment on the debt securities of that series is authorized or obligated by law, regulation or executive order to remain closed.

Subject to the requirements of any applicable abandoned property laws, the trustee and paying agent will pay to us upon written request any money held by them for payments on the debt securities that remains unclaimed for two years after the date upon which that payment has become due.  After payment to us, holders entitled to the money must look to us for payment.  In that case, all liability of the trustee or paying agent with respect to that money will cease.

Form, Exchange, Registration and Transfer

We will issue the debt securities in registered form, without interest coupons.  Debt securities of any series will be exchangeable for other debt securities of the same series, the same total principal amount and the same terms but in different authorized denominations in accordance with the applicable indenture.  Holders may present debt securities for registration of transfer at the office of the security registrar or any transfer agent designated by us.  The security registrar or transfer agent will effect the transfer or exchange if its requirements and the requirements of the applicable indenture are met.  We will not charge a service charge for any registration of transfer or exchange of the debt securities.  We may, however, require payment of any transfer tax or similar governmental charge payable for that registration.

We will appoint the trustee as security registrar for the debt securities.  If a prospectus supplement refers to any transfer agents we initially designate, we may at any time rescind that designation or approve a change in the location through which any transfer agent acts.  We are required to maintain an office or agency for transfers and exchanges in each place of payment.  We may at any time designate additional transfer agents for any series of debt securities.

In the case of any redemption of debt securities of a series or any repurchase of debt securities of a series required under the terms of the series, we will not be required to register the transfer or exchange of:

•

any debt security of that series during a period beginning 15 business days prior to the mailing of the relevant notice of redemption or repurchase and ending on the close of business on the day of mailing of such notice; or

•	any debt security of that series that has been called for redemption in whole or in part, except the unredeemed portion of any debt security being redeemed in part.

Book-Entry Debt Securities

We may issue the debt securities of a series in the form of one or more global debt securities that would be deposited with a depositary or its nominee identified in the prospectus supplement.  We may issue global debt securities in either temporary or permanent form.  We will describe in the prospectus supplement the terms of any depositary arrangement and the rights and limitations of owners of beneficial interests in any global debt security.

DESCRIPTION OF CAPITAL STOCK

Our authorized capital stock consists of 100.0 million shares of common stock, par value $0.01 per share, and 5.0 million shares of preferred stock, par value $0.01 per share.  The following describes our common stock, preferred stock, restated certificate of incorporation and bylaws.  This description is a summary only.  We encourage you to read the complete text of our restated certificate of incorporation and bylaws, which we have filed as exhibits to the registration statement of which this prospectus is a part.

 Common Stock

The holders of our common stock are entitled to one vote per share on each matter properly submitted to a vote of our stockholders generally, including the election of directors. There are no cumulative voting rights, meaning that the holders of a majority of the voting power voting for the election of directors can elect all of the directors standing for election.

Our common stock carries no preemptive or other subscription rights to purchase shares of our stock and is not convertible, redeemable or assessable or entitled to the benefits of any sinking fund. Holders of common stock will be entitled to dividends in the amounts and at the times declared by our board of directors out of funds legally available for the payment of dividends.

If we are liquidated, dissolved or wound up, the holders of common stock will share pro rata in our assets after satisfaction of all of our liabilities and the prior rights of any outstanding class of preferred stock.

Preferred Stock

Our board of directors has the authority, without stockholder approval, to issue shares of preferred stock from time to time in one or more series and to fix the number of shares and terms of each series. The board may determine the designation and other terms of each series, including, among others:

•   dividend rights;

•   voting powers;

•   preemptive rights;

•   conversion and exchange rights;

•   redemption rights; and

•   liquidation preferences.

The prospectus supplement relating to any series of preferred stock we are offering will include specific terms relating to the offering and the name of any transfer agent for that series.  We will file the form of the preferred stock with the SEC before we issue any of it, and you should read it for provisions that may be important to you.  The prospectus supplement will include some or all of the following terms:

•   the title of the preferred stock;

•   the maximum number of shares of the series;

•   the dividend rate or the method of calculating the dividend, the date from which dividends will accrue and whether dividends will be cumulative;

•   any liquidation preference;

•   any optional redemption provisions;

•   any sinking fund or other provisions that would obligate us to redeem or purchase the preferred stock;

•   any terms for the conversion or exchange of the preferred stock for other securities of us or any other entity;

•   any voting rights; and

•   any other preferences and relative, participating, optional or other special rights or any qualifications, limitations or restrictions on the rights of the shares.

The issuance of preferred stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could reduce the relative voting power of holders of common stock. It also could affect the likelihood that holders of common stock will receive dividend payments and payments upon liquidation.

Our board of directors has designated two series of preferred stock, Series A Cumulative Redeemable Preferred Stock and Series B Voting Preferred Stock.  The holders of Series B preferred stock are entitled to vote in the election of directors and on all other matters submitted to a vote of the holders of our common stock, with the holders of Series B preferred stock and the holders of common stock voting together as a single class.

Anti-Takeover Provisions of Our Restated Certificate of Incorporation and Bylaws

Our restated certificate of incorporation and bylaws contain provisions that could delay or make more difficult the acquisition of control of our company through a hostile tender offer, open market purchases, proxy contest, merger or other takeover attempt that a stockholder might consider to be in his or her best interest, including those attempts that might result in a premium over the market price of our common stock.

Authorized but Unissued Stock

We have 100 million authorized shares of common stock and 5 million authorized shares of preferred stock. One of the consequences of our authorized but unissued common stock and undesignated preferred stock may be to enable the board of directors to make more difficult or to discourage an attempt to obtain control of our company. If, in the exercise of its fiduciary obligations, our board of directors determined that a takeover proposal was not in our best interest, the board could authorize the issuance of some or all of those shares without stockholder approval. The shares could be issued in one or more transactions that might prevent or make the completion of a proposed change of control transaction more difficult or costly by:

•   diluting the voting or other rights of the proposed acquiror or insurgent stockholder group;

•   creating a substantial voting block in institutional or other hands that might undertake to support the position of the incumbent board; or

•   effecting an acquisition using shares as consideration that might complicate or preclude the takeover.

In this regard, our restated certificate of incorporation grants the board of directors broad power to establish the rights and preferences of the authorized and unissued preferred stock. Our board could establish one or more series of preferred stock that entitle holders to, among other things:

•   vote separately as a class on any proposed merger or consolidation;

•   cast a proportionately larger vote together with the common stock on any transaction or for all purposes;

•   elect directors having terms of office or voting rights greater than those of other directors;

•   convert preferred stock into a greater number of shares of common stock or other securities;

•   demand redemption at a specified price under prescribed circumstances related to a change of control of us; or

•   exercise other rights designed to impede a takeover.

In addition, the number of authorized shares of preferred stock or common stock may be increased by the affirmative vote of the holders of a majority of the voting power of our outstanding voting stock.

Stockholder Action by Written Consent; Special Meetings of Stockholders

Our restated certificate of incorporation provides that no action that is required or permitted to be taken by the stockholders at any annual or special meeting may be taken by written consent of stockholders in lieu of a meeting. This provision of the restated certificate of incorporation may only be amended or repealed by a vote of 80% of the voting power of the outstanding capital stock entitled to vote generally in the election of directors. Our restated certificate of incorporation also provides that special meetings of stockholders may be called only by the board of directors, the chairman of the board, the chief executive officer or three or more directors.

Amendment of the Bylaws

Under Delaware law, the power to adopt, amend or repeal bylaws is conferred upon the stockholders. A corporation may, however, in its certificate of incorporation also confer upon the board of directors the power to adopt, amend or repeal its bylaws. Our restated certificate of incorporation and bylaws grant the board of directors the power to adopt, amend and repeal our bylaws with the affirmative vote of a majority of the total number of directors authorized to be in office regardless of vacancies. Our stockholders may also adopt, amend or repeal our bylaws by the affirmative vote of the holders of a majority of the voting power of our outstanding voting stock.

Election and Removal of Directors

Directors may be removed, with or without cause, by the affirmative vote of the holders of a majority of the voting power of our stock entitled to vote in the election of directors. A vacancy on our board of directors may be filled by a vote of a majority of the directors in office or, if there are no directors remaining, by the stockholders. A director elected to fill a vacancy will serve until the next annual meeting of stockholders. The number of directors on the board generally will be fixed exclusively by, and may be increased or decreased exclusively by, the board of directors.

Advance Notice Procedure for Director Nominations and Stockholder Proposals

Our bylaws provide the manner in which stockholders may give notice of business and director nominations to be brought before an annual meeting of stockholders. In order for an item to be properly brought before the meeting by a stockholder, the stockholder must be a holder of record at the time of the giving of notice and on the record date for the determination of stockholders entitled to vote at the annual meeting, and must be entitled to vote at the annual meeting. The item to be brought before the meeting must be a proper subject for stockholder action, and the stockholder must have given timely advance written notice of the item. For notice to be timely, it must be delivered to, or mailed and received at, our principal office at least 90 days but not more than 120 days prior to the first anniversary of the prior year’s annual meeting date. If, however, the scheduled annual meeting date differs from such anniversary date by more than 30 days, then notice of an item to be brought before the annual meeting may be timely if it is delivered or received not earlier than the close of business on the 120th day and not later than the close of business on the later of the 90th day prior to the date of the annual meeting or, if less than 100 days’ prior notice or public disclosure of the scheduled meeting date is given or made, the 10th day following the earlier of the day on which the notice of such meeting was mailed to stockholders or the day on which such public disclosure was made. The notice must set forth the information required by the provisions of our bylaws dealing with stockholder proposals and nominations of directors.

Stockholders are not permitted to propose business to be brought before a special meeting of the stockholders.

These provisions of our bylaws may limit the ability of stockholders to bring business before a stockholders’ meeting, including the nomination of directors and the consideration of any transaction that could result in a change of control and that may result in a premium to our stockholders.

Limitation of Liability of Directors

Our directors will not be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director, except, if required by Delaware law, for liability:

•   for any breach of the duty of loyalty to us or our stockholders;

•   for acts or omissions not in good faith or involving intentional misconduct or a knowing violation of law;

•   for unlawful payment of a dividend or unlawful stock purchases or redemptions; and

•   for any transaction from which the director derived an improper personal benefit.

If Delaware law is amended to authorize the further elimination or limitation of directors’ liability, then the liability of our directors shall automatically be limited to the fullest extent provided by law. Our bylaws also contain provisions to indemnify directors and officers to the fullest extent permitted by applicable law. In addition, we have entered into indemnification agreements with our directors and officers.

These provisions and agreements may have the practical effect in certain cases of eliminating the ability of stockholders to collect monetary damages from directors and officers.

Delaware Anti-Takeover Law

We are a Delaware corporation subject to Section 203 of the Delaware General Corporation Law, which regulates corporate acquisitions. Section 203 prevents an “interested stockholder,” which is defined generally as a person owning 15% or more of a corporation’s voting stock, or any affiliate or associate of that person, from engaging in a broad range of “business combinations” with the corporation for three years after becoming an interested stockholder unless:

•   the board of directors of the corporation had previously approved either the business combination or the transaction that resulted in the stockholder’s becoming an interested stockholder;

•   upon completion of the transaction that resulted in the stockholder’s becoming an interested stockholder, that person owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding shares owned by persons who are directors and also officers and shares owned in employee stock plans in which participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•   following the transaction in which that person became an interested stockholder, the business combination is approved by the board of directors of the corporation and holders of at least two-thirds of the outstanding voting stock not owned by the interested stockholder.

Under Section 203, the restrictions described above also do not apply to specific business combinations proposed by an interested stockholder following the announcement or notification of designated extraordinary transactions involving the corporation and a person who had not been an interested stockholder during the previous three years or who became an interested stockholder with the approval of a majority of the corporation’s directors, if such extraordinary transaction is approved or not opposed by a majority of the directors who were directors prior to any person becoming an interested stockholder during the previous three years or were recommended for election or elected to succeed such directors by a majority of such directors.

Section 203 may make it more difficult for a person who would be an interested stockholder to effect various business combinations with a corporation for a three-year period.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Computershare Shareowner Services.

Market Information

Our common stock is listed on the NASDAQ Global Market under the symbol “PSTR.”

DESCRIPTION OF WARRANTS

We may issue warrants to purchase any combination of debt securities, common stock, preferred stock or other securities of our company or any other entity.  We may issue warrants independently or together with other securities.  Warrants sold with other securities may be attached to or separate from the other securities.  We will issue warrants under one or more warrant agreements between us and a warrant agent that we will name in the prospectus supplement.

The prospectus supplement relating to any warrants we are offering will include specific terms relating to the offering.  We will file the form of any warrant agreement with the SEC, and you should read the warrant agreement for provisions that may be important to you.  The prospectus supplement will include some or all of the following terms:

•	the title of the warrants;
•	the aggregate number of warrants offered;
•

the designation, number and terms of the debt securities, common stock, preferred stock or other securities purchasable upon exercise of the warrants, and procedures by which those numbers may be adjusted;

•	the exercise price of the warrants;
•	the dates or periods during which the warrants are exercisable;
•	the designation and terms of any securities with which the warrants are issued;
•	if the warrants are issued as a unit with another security, the date, if any, on and after which the warrants and the other security will be separately transferable;
•	if the exercise price is not payable in U.S. dollars, the foreign currency, currency unit or composite currency in which the exercise price is denominated;
•	any minimum or maximum amount of warrants that may be exercised at any one time; and
•	any terms, procedures and limitations relating to the transferability, exchange or exercise of the warrants.

PLAN OF DISTRIBUTION

We may sell the securities on a delayed or continuous basis in and outside the United States through underwriters or dealers as designated from time to time, directly to purchasers, through agents or through a combination of these methods.

Sale Through Underwriters or Dealers

If we use underwriters in the sale of securities, the underwriters will acquire the securities for their own account. The underwriters may resell the securities from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale.

Underwriters may offer securities to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more firms acting as underwriters. Unless we inform you otherwise in the prospectus supplement and except as described below, the obligations of the underwriters to purchase the securities will be subject to conditions, and the underwriters will be obligated to purchase all the offered securities if they purchase any of them. The underwriters may change from time to time any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers.

Underwriters may sell shares of our common stock under this prospectus by any method permitted by law deemed to be an “at the market” offering as defined in Rule 415 under the Securities Act of 1933, which includes sales made directly on the NASDAQ Global Market, on any other existing trading market for our common stock or to or through a market maker, or in privately negotiated transactions.  Unless we inform you otherwise in the prospectus supplement, the sales agent with respect to any such at-the-market offering will make all sales using commercially reasonable efforts consistent with its normal trading and sales practices, on mutually agreeable terms between the sales agent and us.  We will include in the prospectus supplement the amount of any compensation to be received by the sales agent.

During and after an offering through underwriters, the underwriters may purchase and sell the securities in the open market. These transactions may include overallotment and stabilizing transactions and purchases to cover syndicate short positions created in connection with the offering. The underwriters also may impose a penalty bid, which means that selling concessions allowed to syndicate members or other broker-dealers for the offered securities sold for their account may be reclaimed by the syndicate if the offered securities are repurchased by the syndicate in stabilizing or covering transactions. These activities may stabilize, maintain or otherwise affect the market price of the offered securities, which may be higher than the price that might otherwise prevail in the open market. If commenced, the underwriters may discontinue these activities at any time.

If we use dealers in the sale of securities, we will sell the securities to them as principals. They may then resell those securities to the public at varying prices determined by the dealers at the time of resale. The dealers participating in any sale of the securities may be deemed to be underwriters within the meaning of the Securities Act of 1933 with respect to any sale of those securities.  We will include in the prospectus supplement the names of the dealers and the terms of the transaction.

Direct Sales and Sales Through Agents

We may sell the securities directly. In that event, no underwriters or agents would be involved. We may also sell the securities through agents we designate from time to time. In the prospectus supplement, we will name any agent involved in the offer or sale of the offered securities, and we will describe any commissions payable by us to the agent. Unless we inform you otherwise in the prospectus supplement, any agent will agree to use its reasonable best efforts to solicit purchases for the period of its appointment.

We may sell the securities directly to institutional investors or others who may be deemed to be underwriters within the meaning of the Securities Act of 1933 with respect to any sale of those securities. We will describe the terms of any such sales in the prospectus supplement.

Delayed Delivery Contracts

If we so indicate in the prospectus supplement, we may authorize agents, underwriters or dealers to solicit offers from certain types of institutions to purchase securities from us at the public offering price under delayed delivery contracts. These contracts would provide for payment and delivery on a specified date in the future. The contracts would be subject only to those conditions described in the prospectus supplement. The prospectus supplement will describe the commission payable for solicitation of those contracts.

Remarketing

We may offer and sell any of the securities in connection with a remarketing upon their purchase, in accordance with a redemption or repayment by their terms or otherwise, by one or more remarketing firms acting as principals for their own accounts or as our agents. We will identify any remarketing firm, the terms of any remarketing agreement and the compensation to be paid to the remarketing firm in the prospectus supplement. Remarketing firms may be deemed underwriters under the Securities Act of 1933.

Derivative Transactions

We may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates, in connection with those derivatives, the third parties may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, the third parties may use securities pledged by us or borrowed from us or others to settle those sales or to close out any related open borrowings of stock, and may use securities received from us in settlement of those derivatives to close out any related open borrowings of stock. The third parties in these sale transactions will be underwriters and will be identified in the applicable prospectus supplement or in a post-effective amendment to the registration statement of which this prospectus forms a part.

General Information

We may have agreements with the agents, dealers and underwriters to indemnify them against certain civil liabilities, including liabilities under the Securities Act of 1933, or to contribute with respect to payments that the agents, dealers or underwriters may be required to make. Agents, dealers and underwriters may be customers of, engage in transactions with or perform services for us in the ordinary course of their businesses.

LEGAL MATTERS

Certain legal matters in connection with this offering will be passed upon for us by Baker Botts L.L.P., Houston, Texas.  Any underwriters will be advised about other issues relating to any offering by their own legal counsel.

EXPERTS

The consolidated financial statements of PostRock Energy Corporation and Subsidiaries as of December 31, 2013 and 2012, and for each of the three years in the period ended December 31, 2013 incorporated herein by reference from our Annual Report in Form 10-K for the year ended December 31, 2013 have been audited by UHY LLP, an independent registered public accounting firm, as set forth in their report therein, and are incorporated in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

Certain estimates of our proved oil and gas reserves have been incorporated by reference herein in reliance upon engineering reports prepared by Cawley, Gillespie & Associates, Inc., independent petroleum engineers, incorporated by reference herein, and upon the authority of said firm as experts in such matters.

WHERE YOU CAN FIND MORE INFORMATION

We have filed a registration statement with the SEC under the Securities Act relating to the securities offered by this prospectus. The registration statement, including the attached exhibits, contains additional relevant information about us. The rules and regulations of the SEC allow us to omit some information included in the registration statement from this prospectus.

In addition, we file annual, quarterly and other reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-732-0330 for further information on the operation of the SEC’s public reference room. Our SEC filings are available on the SEC’s web site at http://www.sec.gov. We also make available free of charge on our website, at http://www.pstr.com, all materials that we file electronically with the SEC, including our annual report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, Section 16 reports and amendments to these reports as soon as reasonably practicable after such materials are electronically filed with, or furnished to, the SEC. Information contained on our website or any other website is not incorporated by reference into this prospectus and does not constitute a part of this prospectus.

The SEC allows us to “incorporate by reference” the information we have filed with the SEC. This means that we can disclose important information to you without actually including the specific information in this prospectus by referring you to other documents filed separately with the SEC. These other documents contain important information about us. The information incorporated by reference is an important part of this prospectus. Information that we file later with the SEC will automatically update and may replace information in this prospectus and information previously filed with the SEC.

We incorporate by reference in this prospectus the documents listed below and any subsequent filings we make with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 (excluding information deemed to be furnished and not filed with the SEC) until all offerings under this registration statement are completed or terminated:

•our annual report on Form 10-K for the year ended December 31, 2013 (the “Form 10-K”);

•our quarterly reports on Form 10-Q for the quarters ended March 31, 2014 and June 30, 2014;

•the information contained in our definitive proxy statement on Schedule 14A for our 2014 annual meeting of stockholders to the extent incorporated by reference in Part III of the Form 10-K;

•our current reports on Form 8-K filed on January 14, 2014, March 20, 2014, March 27, 2014, April 4, 2014, May 22, 2014 and August 8, 2014; and

•the description of our common stock contained in our registration statement on Form 8-A (File No. 001-34635) filed on February 18, 2010, as that description may be updated from time to time.

You may request a copy of these filings, other than an exhibit to these filings unless we have specifically incorporated that exhibit by reference into the filing, at no cost, by writing or telephoning us at the following address:

PostRock Energy Corporation

Attn: Corporate Secretary

210 Park Avenue

Oklahoma City, OK 73012

(405) 600-7704